UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Morgan Stanley

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1585 Broadway New York, NY 10036

May 9, 2024

Dear fellow Morgan Stanley shareholder:

In 2024, there are seven proposals for your consideration, which are outlined in our most recent proxy statement.

Morgan Stanley’s Board of Directors (Board) recommends that you vote:

FOR: Four Management Proposals

-	Elect the Board for a one-year term

-	Ratify the appointment of Deloitte & Touche LLP as independent auditor

-	Approve the compensation of executives as disclosed in the proxy statement (“Say on Pay” non-binding advisory vote)

-	Approve the Non-U.S. Nonqualified Employee Stock Purchase Plan

AGAINST: Three Shareholder Proposals

-	Report on Risks of Politicized De-Banking

-	Transparency in Lobbying

-	Clean Energy Supply Financing Ratio

In the following paragraphs, we explain in particular why the Board believes it is important for you to vote FOR the “Say on Pay” proposal, and AGAINST the “Transparency in Lobbying” and “Clean Energy Supply Financing Ratio” proposals.

“Say On Pay”

Before the appointment of Ted Pick as Chief Executive Officer, many shareholders expressed concern that Messrs. Pick, Saperstein and Simkowitz, who had been so successful in execution of the Firm’s strategy and the growth of the Firm, would not be retained during the transition. After deliberation over multiple meetings, and in response to shareholder concerns about leadership continuity, the Compensation, Management Development and Succession Committee (“CMDS Committee”) granted a one-time award (Staking Award) to each of the three leaders.

Through our engagement program with shareholders and proxy advisory firms we have received feedback praising our intentional, multi-year, and methodical succession process as well as the quality of our proxy disclosure regarding the Staking Awards and the clear and compelling rationale for granting the awards. However, some stakeholders have expressed that our disclosure may not adequately address the CMDS Committee’s determination of the value of the Staking Awards and have questioned whether the structure of the Staking Awards are sufficiently performance-based. We address these concerns below.

This has been a unique time in our history as our Board conducted a comprehensive, transparent and thoughtful CEO succession planning process that has been widely lauded as exemplary. It led to the appointment of an exceptional CEO and the retention of a high-performing leadership team, which is an atypical outcome in financial services, and beneficial to our shareholders for the long-term.

It is important to note in this context that the Firm does not have a practice of granting one-time awards to incumbents and the Staking Awards are not part of regular compensation nor will they be awarded on a regular basis.

Clear and Compelling Rationale Responsive to Shareholder Concerns: The CMDS Committee recognized the CEO transition as a rare and appropriate circumstance in which to grant Staking Awards in equal amounts to stake the incoming CEO and Co-Presidents as a team to reinforce the message of collaboration in leadership through the transition. The CMDS Committee views the Staking Awards as an intentional approach to help ensure continuity of leadership that was critically important due to the three leaders’ diverse range of experiences and skill sets across businesses. To date, the three executives are working together closely to execute on the Firm’s long-term strategy, and the Firm continues to have strong financial performance.

1585 Broadway New York, NY 10036

Pay for Performance Design of the Awards: The independent members of the CMDS Committee deliberated over multiple meetings over the course of 2023, at both regularly scheduled and special meetings, taking into consideration feedback from its independent compensation consultant, Semler Brossy, and from shareholders received during the proxy off-season engagement, and considered the appropriate award recipients and various award terms and conditions for the Staking Awards before deciding on the final design. The CMDS Committee believes it was fundamental to stake the three leaders as a team, and therefore chose to grant the same amount, mix, and structure for each executive.

•	Grant Value Determination. The CMDS Committee set the grant date fair value of the Staking Awards at an amount that it believes is retentive, appropriate and incentivizing - $20 million. The CMDS Committee chose this value because it represents one times the average annual variable compensation of the three executives. In aggregate, the value is substantial enough to incentivize the three executives, but when spread over the three-year vesting period, it is one-third of the average annual incentive for each executive on an annualized basis. We believe that this is a reasonable cost to protect shareholder interests relative to the Firm’s 2023 compensation expense of approximately $25 billion and approximately $150 billion in market capitalization.

•	Structure with Shareholder Aligned Features. Given the recent extensive review of the Firm’s PSU program in 2022 with the CMDS Committee’s independent compensation consultant and the Firm’s Chief Risk Officer and resulting updates to the program, the Committee determined that the program’s equal weighting of absolute and relative ROTCE performance metrics, three-year performance period and robust performance grid were appropriate for the Staking Award PSUs in order to maintain alignment with the Firm’s financial and strategic objectives and to motivate aligned performance among the senior leadership team. In the CMDS Committee’s best judgment, maintaining uniform performance metrics over the same performance period between annual awards and Staking Awards would create better alignment and drive more targeted performance than granting a Staking Award that introduced different performance metrics and a different performance period.

The mix of the Staking Awards - 100% equity, with 60% PSUs and 40% RSUs - allows for focus on performance metrics, while also providing a balance of time-based equity to focus on long-term shareholder value creation, and achieves balance by incentivizing performance while mitigating against excessive risk-taking. The Staking Award PSUs have a three-year performance period, vest only if the Firm achieves predetermined performance goals based equally on relative and absolute ROTCE, and may deliver zero shares if the performance goals are not met and up to 1.5x the target number of shares granted if the performance goals are meaningfully exceeded; and the Staking Award RSUs vest and convert to shares after three years.

The Staking Awards do not provide for retirement-eligible vesting, may be cancelled for resignation or going to a competitor, and are subject to the Board’s equity retention requirement.

For a detailed discussion of the Staking Awards, see pages 85-87 of Morgan Stanley’s 2024 proxy statement.

Accordingly, for all the reasons noted above, we urge you to vote FOR the “Say on Pay” proposal.

“Lobbying Transparency”

We are committed to providing our shareholders with meaningful and accessible disclosure about our lobbying activities and trade association participation as detailed in our 2024 proxy statement and the Morgan Stanley Corporate Political Activities Policy Statement (Policy Statement). Morgan Stanley complies with all applicable laws relating to political contributions and lobbying activities and, responsive to the shareholder proposal, the Board approved amendments to the Policy Statement to clarify that Morgan Stanley does not generally engage in grassroots lobbying or participate in any tax-exempt organization in the U.S. that is primarily organized to write, endorse or promote model legislation and include affirmative statements regarding Morgan Stanley's lobbying activities; and disclose average lobbying expenditures for each of the past three years, the list of Morgan Stanley’s principal U.S. trade associations now in the Policy Statement, and aggregate dues attributable to lobbying by U.S. trade associations. In light of our robust disclosures that already address the material items requested by the shareholder proposal, the Board believes the creation of a separate report would be an inefficient use of our Firm’s resources.

For a detailed discussion of the Board’s voting recommendation with respect to the “Transparency in Lobbying” shareholder proposal, see pages 120-123 of Morgan Stanley’s 2024 proxy statement.

Accordingly, we urge you to vote AGAINST the “Transparency in Lobbying” shareholder proposal.

1585 Broadway New York, NY 10036

“Clean Energy Supply Financing Ratio”

We do not believe that the additional disclosure requested is necessary to sufficiently understand or assess Morgan Stanley’s ability to meet our existing targets. We are focused on our net-zero financed emissions targets and our $1 trillion sustainable financing target, of which $750 billion is focused on low-carbon and green solutions. While increasing financing for clean energy is important, we do not view the requested ratio as a meaningful way to track progress. Moreover, it is possible that disclosure of this ratio would lead to an interest in withdrawing capital from carbon-intensive sectors, even if that capital could help a client decarbonize, or to set ratio targets, as recommended in the supporting statement of the proposal. We do not believe this is appropriate as we wish to be focused on meeting our existing net zero commitments, as well as helping clients with their transition plans. We also have concerns about publishing an additional metric that presently lacks a standardized methodology, which will inhibit comparability and investor usefulness.

For a detailed discussion of the Board’s voting recommendation with respect to the “Clean Energy Supply Financing Ratio” shareholder proposal, see pages 124-127 of Morgan Stanley’s 2024 proxy statement.

Accordingly, we urge you to vote AGAINST the “Clean Energy Supply Financing Ratio” shareholder proposal.

I hope that this letter, together with the more detailed information in the attached presentation and in our proxy statement, will help you make fully informed voting decisions. If you have questions, or need assistance in voting your shares, please feel free to call our proxy solicitor, D.F. King & Co., Inc., at (212) 269-5550.

Very truly yours,

/s/ Martin M. Cohen

Martin M. Cohen

Corporate Secretary